CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

 THE DAIS CORPORATION

Pursuant to Section 805 of the Business Corporation Law

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
THE DAIS CORPORATION

Under Section 805 of the Business Corporation Law

                We, the undersigned, President and Secretary of the Dais Corporation, hereby certify:

1.	The name of the corporation is The DAIS Corporation.

2.	The certificate of incorporation for The DAIS Corporation was filed by the Department of State on April 8, 1993.

3.	The certificate of incorporation was amended, as authorized by Section 801 of the Business Corporation Law and the amendments were filed by the Department of State.

4.
The certificate of incorporation and all subsequent amendments to the certificate of incorporation are hereby amended, as authorized by Section 801 of the Business Corporation Law, to effect the following amendments:

a. to change the name of the corporation from THE DAIS CORPORATION to DAIS ANALYTIC CORPORATION. Paragraph FIRST of the certificate of incorporation which refers to the corporate name, is amended to read as follows:

"FIRST: The name of the corporation is DAIS ANALYTIC CORPORATION.”

b.   to increase the number of shares from 15,000,000 with a par value of $.01, all of one class, to 20,000,000 with a par value of $.01, all of  one class. Paragraph FOURTH of the certificate of incorporation, which refers to the authorized shares, is amended to read as follows:

"FOURTH: The total number of shares that may be issued by the corporation is 20,000,000 shares, with a par value of $.01."

c.   At present the number of shares issued is 3,551,726. The 3,551,726 issued shares with a par value of $.01 will be changed into 710,345.20 shares at the rate of one share for every 5 shares currently issued with a par value of $.01; the 11,448,274 authorized but unissued shares will be changed into 19,289,654.8 shares at a rate of 1.68494001 shares with a par value of $.01.

d.  To change the post office address to which the Secretary of State shall mail a copy of any process against the corporation. Paragraph FIFTH of the certificate of incorporation is amended to read as follows:

"FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served on him is:
4326 Clairidge Way
Palm Harbor, Florida 34685"

5.
The amendment to the certificate of incorporation was authorized by unanimous written consent of the board of directors, followed by a vote of the majority of all outstanding shares entitled to vote thereon at a duly convened meeting of shareholders at which a quorum was present.

IN WITNESS WHEREOF, we have executed this certificate and affirm the truth of the statements therein set forth under penalty of perjury this 10th day of December 1999.

/s/ Patricia K. Tangredi
Patricia K. Tangredi
Secretary